Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-38158


                             PROSPECTUS SUPPLEMENT
                      TO PROSPECTUS DATED JANUARY 18, 2001

     The purpose of this supplement is to include the shares of one of the selling shareholders to the prospectus dated January 18, 2001.

Selling Shareholders

     The following table also sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by each selling shareholder as of November 30, 2000 the number of shares that each may offer, and the number of shares of common stock beneficially owned by each selling shareholder upon completion of the offering, assuming all of the shares are sold. The number of shares sold by each selling shareholder may depend upon a number of factors, including, among other things, the market price of the common stock. None of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessor affiliates.

     Selling shareholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

     The number of shares being registered underlying the conversion of the 4% Debentures is based on a formula that is subject to change depending on our performance and the trading price of our common stock. We have assumed a conversion price of $.50. Therefore, the number of shares owned by these selling shareholders may change. Also, 5,140,000 of the shares listed as owned by these selling shareholders consist of shares underlying warrants.

     The number indicated below also includes 200% of the shares issuable upon conversion of the debentures which is the total amount required to be registered in our agreement with the selling shareholders.

     Union Atlantic LC received their shares in exchange for services.

                                                           Percentage of Shares
                                            Number of          Outstanding          Number of
                                              Shares       --------------------      Shares
                                           Beneficially    Prior to     After         Being
Name of Selling Shareholder                   Owned        Offering    Offering      Offered
---------------------------                ------------    --------------------     ---------

Esquire Trading & Finance, Inc.
Schutzengelstrasse 36
Baar, Switzerland CH6242(8) ................5,770,000          6.2%        0%       5,770,000

Amro International S.A.,
c/o Ultra Finance Ltd.
Grossmuenster Platz 26,
P.O. Box 4401
Zurich, Switzerland CH8022(8) .............12,829,000         12.7%        0%      12,829,000

Celeste Trust Reg.,
c/o Trevisa-Treuhand-Ansalt
Landstrassse 8, 9496 Furstentums
Balzers, Liechtenstien(8) ..................5,024,200          5.4%        0%       5,024,200

The Endeavor Capital Fund, S.A.
14/14 Divrea Chaim Street
Jerusalem 94479, Israel(8) .................8,017,857          8.4%        0%       8,017,857

Nesher, Ltd., c/o Ragnall House
18 Peel Road, Doulgas, Isle of Man
1M1 4L2, United Kingdom(8) ...................748,200            *         0%         748,200

Keshet, L.P.
Seameadow House, Blackburn Highway
P.O. Box 173 Road Town, Tortola
British Virgin Islands(8) ..................1,870,833         2.0%         0%       1,870,833

The Keshet Fund, L.P., c/o KCM, LLC
135 W. 50th Street, Suite 1700
New York, NY 10020(8) ......................1,122,500         1.3%         0%       1,122,500

Talbiya B. Investments Ltd.
Ragnall House, 18 Peel Road
Douglas, Isle of Man, IM1 4LZ(8) .............534,523            *         0%         534,523

Union Atlantic Capital LC
3300 PGA Boulevard, Suite 801
Palm Beach Gardens, FL  33410(9) .............420,000            *         0%         420,000

*Less than 1%


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 2, 2001